VALLEY FORGE LIFE INSURANCE COMPANY
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Executive Office:             A Stock Company      Home Office:
CNA Plaza                                          401 Penn Street
Chicago, Illinois 60685                            Reading, Pennsylvania 19601

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                           READ YOUR POLICY CAREFULLY

This is a legal contract between you, the owner, and Valley Forge Life Insurance Company (referred to as the Company, we, us and our).

We will pay the death proceeds to the beneficiary when we receive due proof of the death of the last Insured to die while this policy is in force. Details of the Death Proceeds are found in the Death Benefit Provisions.




RIGHT TO EXAMINE POLICY - If for any reason you are not satisfied with this policy, you may return it to: (a) the agent through whom it was purchased; or
(b) our Administrative Office within 10 days after you receive it. We will refund an amount equal to the cash value plus fees or charges deducted from premiums less any debt.


Signed for the Company at its Executive Office, CNA Plaza, Chicago, Illinois 60685 on the policy date.

/s/BERNARD L. HENGESBAUGH                            /s/DAVID L. STONE

Chief Executive Officer                              Group Vice President




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Cash  Value  benefits  provided  by this  policy  are  based  on the  investment performance of the subaccounts of the Variable Account. Such benefits may increase or decrease and are not guaranteed as to dollar amount. The amount of the death benefit may vary based on the investment performance of the subaccounts of the Variable Account but it will never be less than the specified amount. The Variable Account Provisions begin on Page 18.
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                 FLEXIBLE PREMIUM VARIABLE AND FIXED LAST TO DIE
                              LIFE INSURANCE POLICY
                         Premiums are Payable until the
                 Earlier of the Death of the Last Insured to Die
     or until the Policy Anniversary when the Younger Insured Attains Age 95
                            Adjustable Death Benefit
             Death Proceeds Payable at Death of Last Insured to Die
                                Non-Participating
                   Investment Experience Reflected in Benefits

VUL-105 (8/00)

                                 POLICY SCHEDULE

Owner:                [John Doe]
First Insured:        [John Doe]              Second Insured:        [Jane Doe]
First Insured's Sex:  [Male]                  Second Insured's Sex:  [Female]
First Insured's Age:  [35]                    Second Insured's Age:  [35]
Risk Class:           [Preferred - Nonsmoker] Risk Class:[Preferred - Nonsmoker]

Policy Number:        [1234567]               Policy Date:       [July 1, 2000]

Beneficiary: As stated in the application for this policy unless changed in accordance with policy provisions

Administrative Office:     100 CNA Drive, Nashville, TN  37214    1-800-262-1755

Death Benefit Option:      [1]
Monthly Date:              [1st] Day Of Each Month

Specified Amount:                           [$100,000]
Minimum Specified Amount                    $100,000

Minimum Change In Specified Amount:         $  25,000
Minimum Monthly Premium Payment:            $  50.00

Initial Premium:                            [$673.00 Annually]
Planned Premium                             [$1,100.00 Annually]
Target Premium Payment:                     [$1,400.00 Annually]
Minimum Additional Premium Payment:         $100.00
Guideline Annual Premium Payment:           [$2,006.00 Annually]
Lapse Prevention Premium                    [$673.00 Annually]
Lapse Prevention Guarantee Period           [5 years]

Minimum Partial Surrender Amount:           $500.00
Free Partial Surrender Amount:   10% of cash value at time of first free partial
                                 surrender during any policy year after
                                 the first policy year.

Minimum Loan Amount:                        $500.00
Policy Loan Interest Rate:                  8.0%
Preferred Policy Loan Credited Rate:        8.0%
Policy Loan Credited Rate:                  6.0%

                                CHARGES AND FEES
                                (Maximum Charges)

PREMIUM CHARGES:
         All Years:                    4% of premium payments


EXPENSE CHARGES:
         Policy Years 1 - 10:         .002477% (Daily Factor);
                                      (0.90% Approximate Annual Rate)

         Policy Years 11+:            .001236% (Daily Factor);
                                      (0.45%  Approximate Annual Rate)

POLICY CHARGES

Cost of Insurance:                    See Cost of Insurance Provision

TRANSACTIONAL CHARGES

Monthly Specified Amount Increase Fee
  (For First 12 Months After Increase): $10.00

Transfer Processing Fee:                $25 Each After First 12 In A Policy Year
                                        (Assessed After The First 12 Transfers
                                        In A Policy Year.  Not applicable to
                                        dollar cost averaging or automatic
                                        transfers.)


SURRENDER CHARGE

The Surrender Charge is [$ 1600].

         The Surrender Charge Grades Off As Follows:

                100% Of The Surrender Charge In Policy Years 1-6 80% Of The Surrender Charge In Policy Year 7
                70% Of The Surrender  Charge  In  Policy  Year  8
                60% Of The Surrender  Charge  In  Policy  Year  9
                50% Of The Surrender  Charge  In  Policy  Year  10
                40% Of The Surrender  Charge  In  Policy  Year  11
                30% Of The Surrender  Charge  In  Policy  Year  12
                20% Of The Surrender  Charge  In  Policy  Year  13
                10% Of The Surrender Charge In Policy Year 14 No Surrender Charge In Policy Years 15 And Later

FIXED ACCOUNT

Fixed Account I:
---------------

                  Minimum Guaranteed Interest Rate:   4.00%
                  Interest Rate as of Policy Date: [x%.] The interest rate as of policy date applies only to premium payments allocated or transferred to Fixed Account I during the calendar month following the Policy Date. This rate is guaranteed for one policy year.


ALLOCATION GUIDELINES:

1. Currently, you may select as many investment options as you wish. In the future we reserve the right to limit the number of investment options available. There will always be at least 4 investment options available..

2. You may also select any fixed account which is available at the time the premium payment or transfer is made.

3. The initial premium will be allocated to the investment options on the latest of:

     a.       Two business days after the policy date;

     b. Two business days after our receipt of your initial premium at our Administrative Office; or

     c.       The date our underwriters approve this policy.

     Additional premium payments will be credited to your policy as of the business day they are received.

4. Allocation percentages must be in whole numbers. Each allocation must be at least 1%.


TRANSFERS:

         Transfers from Subaccounts: You are permitted unlimited transfers among subaccounts. We may change this unlimited transfer right by endorsement approved by the Insurance regulatory authority of the state in which this policy was issued.

         Transfers from Fixed Account I: You may transfer up to 25% of the value of Fixed Account I from that account to any other account, subject to the minimum amount to be transferred.

         Minimum Amount to be Transferred: The minimum amount which may be transferred is [$250.00] or your entire interest in any subaccount or fixed account, if less. This requirement is waived if the transfer is pursuant to a prescheduled transfer.

         Prescheduled Transfers: You may elect the dollar cost averaging option or the automatic transfer option. However, that portion of the cash value held in Fixed Account I is included in any prescheduled transfer option. We reserve the right to limit the availability of any fixed account option or subaccount for a prescheduled transfer.



                               INVESTMENT OPTIONS
Federated High Income Bond Fund II            Fidelity VIP II Asset Manager
Federated Prime Money Fund II                 Fidelity VIP II Contrafund
Federated Utility Fund II                     Fidelity Equity-Income
                                              Fidelity VIP II Index 500
Alger American Growth Portfolio
Alger American Mid-Cap Growth Portfolio       MFS Emerging Growth
Alger American Small Capitalization Portfolio MFS Growth With Income
Alger American Leveraged AllCap Portfolio     MFS Research
                                              MFS Total Return
Templeton Developing Markets Securities Fund
Templeton Asset Strategy Fund                 Janus Aspen Capital Appreciation Portfolio
                                              Janus Aspen Growth Portfolio
Alliance Growth and Income Portfolio          Janus Aspen Balanced Portfolio
Alliance Premier Growth Portfolio             Janus Aspen Flexible Income Portfolio
                                              Janus Aspen International Growth Portfolio
Lazard Retirement Equity Portfolio            Janus Aspen Worldwide Growth Portfolio
Lazard Retirement Small Cap Portfolio
                                              American Century VP Income & Growth Fund
                                              American Century VP Value Fund

                                              Morgan Stanley Emerging Markets Equity Portfolio
                                              Morgan Stanley International Magnum Portfolio



VARIABLE ACCOUNT: VFL Variable Life Insurance Separate Account



                      ADDITIONAL BENEFITS PROVIDED BY RIDER

                                                               MONTHLY COST
BENEFIT DESCRIPTION                         EXPIRY DATE          OF RIDER

Total Disability Waiver of Premium Rider    July 1, 2030      See Supplemental Schedule
                  Insured:  John Doe

Waiver of Monthly Deduction Rider           July 1, 2030      See Supplemental Schedule
                  Insured:  John Doe

Four Year Term Rider                        July 1, 2004      $2.00
         $100,000

Policy Split Rider                          N/A               $3.00




                TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
        POLICY                                     POLICY                                     POLICY
         YEAR                  COST                 YEAR                 COST                  YEAR                 COST
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          35                 0.000207                70                0.916171
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          36                 0.000665                71                1.087231
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          37                 0.001212                72                1.277131
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          38                 0.001865                73                1.520309
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          39                 0.002655                74                1.813278
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          40                 0.003600                75                2.155917
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          41                 0.004765                76                2.549448
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          42                 0.006130                77                2.993204
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          43                 0.007751                78                3.487290
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          44                 0.009616                79                4.042261
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          45                 0.011836                80                4.677258
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          46                 0.014433                81                5.411422
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          47                 0.017480                82                6.267621
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          48                 0.021045                83                7.264384
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          49                 0.025222                84                8.391858
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          50                 0.030145                85                9.645467
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          51                 0.036026                86                11.006968
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          52                 0.043116                87                12.476371
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          53                 0.051684                88                14.034587
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          54                 0.061858                89                15.699852
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          55                 0.073886                90                17.478050
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          56                 0.087950                91                19.402100
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          57                 0.104038                92                21.532475
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          58                 0.122288                93                23.977165
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          59                 0.143629                94                27.051140
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          60                 0.168925                95                31.414780
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          61                 0.199039
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          62                 0.235910
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          63                 0.281480
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          64                 0.337115
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          65                 0.402913
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          66                 0.479669
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          67                 0.567515
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          68                 0.666914
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------
          69                 0.781089
----------------------- -------------------- -------------------- -------------------- --------------------- --------------------



THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE APPLICABLE (MALE OR FEMALE, SMOKER OR NONSMOKER) 1980 COMMISSIONERS STANDARD ORDINARY MORTALITY TABLE, AGE NEAREST BIRTHDAY.

The table below gives the "applicable percentage" for each attained age in accordance with Section 7702 of the Internal Revenue Code.


                    APPLICABLE PERCENTAGE OF CASH VALUE TABLE
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------

    Attained      Percentage     Attained    Percentage     Attained     Percentage     Attained     Percentage
      Age             of           Age           of            Age           of            Age           of
                    Policy                     Policy                      Policy                      Policy
                     Value                      Value                       Value                       Value

----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
Through 40            250           50           185           60            130           70            115
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
       41             243           51           178           61            128           71            113
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
       42             236           52           171           62            126           72            111
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
       43             229           53           164           63            124           73            109
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
       44             222           54           157           64            122           74            107
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
       45             215           55           150           65            120       75 thru 90        105
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
       46             209           56           146           66            119           91            104
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
       47             203           57           142           67            118           92            103
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
       48             197           58           138           68            117           93            102
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
       49             191           59           134           69            116           94            101
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------
                                                                                           95+           100
----------------- ------------ ------------- ------------ -------------- ------------ -------------- ------------





                              SUPPLEMENTAL SCHEDULE

 _________________SCHEDULE OF MONTHLY COST OF INSURANCE RATES___________________

                           WAIVER OF MONTHLY DEDUCTION

                                INSURED: JOHN DOE

                        RATES PER $1 OF MONTHLY DEDUCTION


               POLICY
                YEAR                      COST
                ----                      ----
                  1                       0.05790
                  2                       0.05880
                  3                       0.05910
                  4                       0.05940
                  5                       0.05990
                  6                       0.06070
                  7                       0.06210
                  8                       0.06400
                  9                       0.06680
                  10                      0.07040
                  11                      0.07570
                  12                      0.08280
                  13                      0.09120
                  14                      0.10030
                  16                      0.10970
                  17                      0.11880
                  18                      0.12700
                  19                      0.13380
                  20                      0.13860
                  21                      0.14160
                  22                      0.14330
                  23                      0.14400
                  24                      0.14420
                  25                      0.14430
                  26                      0.13940
                  27                      0.13250
                  28                      0.12360
                  29                      0.11270
                  30                      0.09980]

                              SUPPLEMENTAL SCHEDULE

 _________________SCHEDULE OF MONTHLY COST OF INSURANCE RATES___________________

                    TOTAL DISABILITY WAIVER OF PREMIUM RIDER

                                INSURED: JOHN DOE

                        RATES PER $1 OF MONTHLY DEDUCTION


                  POLICY
                   YEAR                                COST

                      1                                0.05790
                      2                                0.05850
                      3                                0.05880
                      4                                0.05910
                      5                                0.05940
                      6                                0.05990
                      7                                0.06070
                      8                                0.06210
                      9                                0.06400
                      10                               0.06680
                      11                               0.07040
                      12                               0.07570
                      13                               0.08280
                      14                               0.09120
                      15                               0.10030
                      16                               0.10970
                      17                               0.11880
                      18                               0.12700
                      19                               0.13380
                      20                               0.13860
                      21                               0.14160
                      22                               0.14330
                      23                               0.14400
                      24                               0.14420
                      25                               0.14430
                      26                               0.13940
                      27                               0.13250
                      28                               0.12360
                      29                               0.11270
                      30                               0.09980]

TABLE OF CONTENTS

Policy Schedule

Definitions

Owner, Beneficiary and Assignment Provisions
Owner
Contingent Owner
Beneficiary
Assignment

Premium Provisions
Premium Payments
Right to Refund
Grace Period
Reinstatement
Lapse Prevention Guarantee

Death Benefit Provisions
Death Benefit
Death Benefit Charges
Death Proceeds
Payment of Claims

Policy Value Provisions
Cash Value
Subaccount
Policy Loan Account
Fixed Account I
Interest Crediting
Minimum Values
Basis of Computations

Policy Cost Factors
Monthly Deduction
Monthly Cost of Insurance
Expense Charge
Premium Charges
Surrender Charge
Transfer Processing Fee
Changes in Policy Cost Factors
Policy Charges after the Younger Insured's Attained Age 95

Surrender Provisions
Total Surrender
Partial Surrenders
Free Partial Surrender Amount

Loan Provisions
Maximum Loan Value
Policy Loan
Loan Interest
Loan Repayment
Termination of Policy
Effect of Loan

The Variable Account
Variable Account
Investments of the Variable Account
Valuation of Assets
Change in Operation of the Variable Account
Accumulation Units
Accumulation Unit Value
Net Investment Factor

Fixed Account I

Transfers
Transfer Rules
Transfer Processing Fee

General Policy Provisions
Entire Contract
Changes
Incontestability
Suicide
Error in Age or Sex
Payment of Proceeds
Right to Defer Payments or Transfers from any fixed account
Termination
Annual Report
Non-Participating
Currency
Signature Guarantee

Settlement

DEFINITIONS

Attained Age: The issue age plus the number of full policy years since your policy was issued.

Business Day:  Any day the New York Stock Exchange is open.

Cash Surrender Value: The cash value less any surrender charge.

Cash Value: The total of all values under this policy held in the Variable Account, in any fixed accounts and in the loan account. Refer to the Policy Values Provisions for details.

Death Proceeds: The amount of money payable to the beneficiary if the death of the last Insured to die occurs while this policy is in force. Refer to the Death Benefit Provisions for details.

Debt: Any amount you owe us as the result of a policy loan. This includes any accrued loan interest.

Insured: Either of the two persons, named on the policy schedule, whose life is insured by this policy.

Investment Option: An investment choice within the Variable Account available under the policy. Current investment options are shown on the Policy Schedule.

Issue Age:  The Insured's age as of the nearest birthday on the policy date.

Monthly Date:  The same day as the policy date for each succeeding month.

Policy Anniversary: The same day as the policy date for each succeeding policy year.

Policy Date: The date coverage under this policy becomes effective and from which the Incontestibility and Suicide provisions are determined.

Policy Loan Account: That portion of the cash value resulting from a policy loan.

Policy Year: The twelve month period beginning on the policy date and ending the day before the same date in the next calendar year; and each succeeding twelve month period.

Net Cash Value:  Cash surrender value less any debt.

Specified Amount: A dollar amount used to determine the death benefit of your policy. It is shown in the Policy Schedule.

Subaccount:  A subdivision of the Variable Account.

Variable Account:  Valley Forge Life Insurance Variable Life Separate Account.

Written Notice: A notice or request signed by you and received and recorded at our Administrative Office.

OWNER, BENEFICIARY AND ASSIGNMENT PROVISIONS

Owner: The person(s) or entity(ies) named in the Policy Schedule who has all rights under this policy while at least one of the Insureds is living. Your rights in this policy belong to your estate if you die before the death of the last Insured to die and there is no joint owner or contingent owner. All references to owner shall include joint owners. If there is more than one owner, each owner shall be a joint owner of the policy. Joint owners have equal ownership rights and both must authorize any exercising of these rights except for transfers and allocations.

Contingent Owner: The contingent owner, if any, will become the owner if the named owner dies before the date of death of the last Insured to die. In the event of Joint Owners, the contingent owner will become the owner if both named joint owners die before the death of the last Insured to die. The contingent owner, if any, is as named in the application, unless changed. You may name a contingent owner at any time while at least one of the Insureds is living. Such designation must be by written notice. Once recorded, the designation will be effective as of the date the written notice was signed. Such change will not affect any payment we make or action we take before it was recorded.

Beneficiary: There are two categories of beneficiary - primary and contingent. The primary beneficiary is the person to whom the death proceeds are paid when the death of the last Insured to die occurs. The contingent beneficiary, if any, will become the beneficiary if no primary beneficiary is living on the date of death of the last Insured to die. The primary beneficiary and contingent beneficiary on the policy date are as named in the application. More than one primary or contingent beneficiary may be named. If more than one primary beneficiary is alive when the death of the last Insured to die occurs, we will pay such primary beneficiaries in equal shares unless you have provided otherwise.

If any beneficiary dies before the death of the last Insured to die occurs, that beneficiary's interest in the death benefit will end.

If any beneficiary dies at the same time as the last Insured to die, or within 30 days after that date, that beneficiary's interest in the death benefit will end if no benefits have been paid to that beneficiary, unless you direct otherwise. If the interest of all designated beneficiaries has ended when the death of the last Insured to die occurs, we will pay the death benefit to you. If you are not living at that time, we will pay the death benefit to your estate.

While at least one Insured is alive, you may change any beneficiary. Any change must be by written notice. Once recorded, the change will take effect as of the date you signed it. Such change will not affect any payment we make or action we take before it was recorded. An irrevocable beneficiary must consent in writing to any change in beneficiary.

Assignment: While at least one Insured is living, you may assign any or all rights under your policy. Assignment of all rights is a change of ownership. An irrevocable beneficiary must agree in writing to any assignment. We will not be bound by any assignment unless it is by written notice. An assignment will not affect any payments we have made or actions we have taken before we receive notice of the assignment. We are not responsible for the sufficiency or validity of any assignment.


PREMIUM PROVISIONS

Premium Payments: The initial premium is due on the policy date. Other premiums may be required as described below. Unless specified, any payments received will be considered premiums and not loan repayments.

All premiums must be sent to us at our Administrative Office. A receipt signed by one of our authorized officers will be furnished upon request. No premium will be accepted after the policy anniversary nearest the younger insured's attained age 95.

You may change the allocation for future premiums at any time while your policy is in force by written notice. The change will take effect on the date we receive your request at our Administrative Office. Future premium payments will be required if additional premium payments are necessary to keep the policy in force in accordance with the grace period provision.

Premiums are allocated to one or more subaccounts of the Variable Account or to any fixed account in accordance with your election. We will accept subsequent premiums at any time. All subsequent premiums are allocated in the same manner as the initial premium payment unless you direct us otherwise. Allocations of premiums are subject to the allocation guidelines shown on the Policy Schedule.

Right to Refund: We reserve the right to return any premium that would cause the policy to be disqualified as life insurance under the Internal Revenue Code.

Grace Period: If the net cash value on any business day is not sufficient to cover any expense charges which are due but unpaid, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force. A minimum payment of a sum equal to two monthly deductions must be paid. We will send you a notice at the start of the grace period to your last known address and to any assignee. The grace period will end 61 days after we mail you the notice.

If sufficient premium is not paid by the end of the grace period, the policy will terminate without value. If the death of the last Insured to die occurs during the grace period, we will pay the death proceeds. (See the Death Benefit Provisions for details.)

If the lapse prevention guarantee described below is in effect, the grace period will not apply until the beginning of the policy year following the lapse prevention guarantee period shown on the Policy Schedule.

Reinstatement: If this policy terminates as provided in the grace period provision, you may apply to reinstate this policy unless you have surrendered it for its cash surrender value. To reinstate this policy , you must:

(1) submit a written request at any time within three years after the end of the grace period;

(2)  provide proof of insurability satisfactory to us;

(3)  pay an amount large enough to pay the next two monthly deductions;

(4) pay any negative cash surrender value that existed at the end of the grace period; and

(5)  repay or reinstate any debt which existed at the end of the grace period.

The effective date of a reinstatement will be the monthly date on or next following the date we approve the application for reinstatement.

If a surrender charge was applied when the policy lapsed, the surrender charge applied will be credited to the cash value. The surrender charge on the date of reinstatement will be the same as it was on the date of lapse. For the purpose of determining the surrender charge on any date after the effective date of reinstatement, the period the policy was lapsed will not count. Unless you have provided otherwise, the allocation of the amount of the surrender charge, additional premiums, and loan repayments will be based on the allocations in effect at the start of the grace period.

On the policy anniversary nearest the younger insured's (or surviving Insured's) 95th birthday, the death benefit will equal the policy net cash value.

Lapse Prevention Guarantee: The Company guarantees that the policy will not lapse during the lapse prevention guarantee period shown on the Policy Schedule if, throughout that period, (a) equals or exceeds (b) where:

(a) is the aggregate premium payments made less the amount of any surrenders (including applicable surrender charges) less any loan amount; and

(b) is the minimum monthly lapse prevention guarantee premium multiplied by the number of complete months since the policy date, including the current month.


DEATH BENEFIT PROVISIONS

Death Benefit:

We will pay the death benefit as soon as we receive due written proof that the death of the last Insured to die has occurred while this policy is in force.

If death benefit option 1 is shown on the policy schedule, the death benefit will be the greater of:

1.   The specified amount; or

2. The applicable percentage of the cash value on the date of death of the last Insured to die.

If death benefit option 2 is shown on the policy schedule, the death benefit will be the greater of:

1. The specified amount plus the cash value on the date of death of the last Insured to die; or

2. The applicable percentage of cash value on the date of death of the last Insured to die.

Death Benefit Changes:

Death benefit changes are made only by written notice. You may change the specified amount after this policy has been force for one year. A change will be effective on the monthly date following our approval or recording of the change. Any change is subject to the following:

1. a decrease will be applied first against prior increases, if any, on a last-in, first-out basis, then against the initial specified amount. A decrease in specified amount shall not reduce the specified amount lower than the minimum specified amount shown on the Policy Schedule. A pro rata share of any applicable surrender charge may apply;
2.       an increase will require proof of insurability.

We will show the effective date of any change in specified amount in a Supplemental Policy Schedule we will send you. Any changes are subject to the minimum specified amount and the minimum change in specified amount shown on the Policy Schedule.

You may change the death benefit from Option 2 to Option 1. This will increase the Specified Amount by the amount of cash value.

You may change the death benefit from Option 1 to Option 2. Proof of insurability satisfactory to us is required. In such case, the Specified Amount will be reduced by the amount of cash value so that the death benefit is not increased as of the date of change.

Death Proceeds:  The death proceeds equals:

1.  the death benefit provided by your policy; plus

2. any life insurance benefits provided by rider which are payable at the death of the last Insured to die; less

3.  any debt; less

4.  any due and unpaid premiums during the grace period.

We will pay the death proceeds after we receive due proof of death of both insureds at our Administrative Office. The death proceeds will be adjusted under certain conditions. If it is not possible to determine which insured died first, we will assume that the older insured died first. Refer to the Incontestability, Suicide, and Error in Age or Sex Provision.

Payment of Claims: When this policy becomes a claim by the death of the last Insured to die, settlement will be made upon receipt of due proof of death. If proceeds are not paid within 30 days of receipt of due proof of death, the payment will include interest at the legal rate from the date of death of the last Insured to die until the date the claim is paid.


POLICY VALUE PROVISIONS

Cash Value: The cash value is the sum of the value in each subaccount, any fixed account and the policy loan account. The value in each subaccount on the policy date is equal to the portion of the initial premium allocated to the subaccount.

The cash value reflects net premiums paid, monthly deductions, the investment experience of the subaccounts selected, any interest credited on any fixed account selected, any interest earned or interest charged on amounts allocated to the policy loan account, and any deductions due as a result of a transfer or a partial surrender.

Subaccount: The value in each subaccount on each subsequent business day is equal to:

1) the value in the subaccount on the preceding business day multiplied by its net investment factor; plus

2)       any amounts allocated to the subaccount; plus

3)       any amounts transferred to the subaccount; less

4)       any amounts transferred from the subaccount; less

5) the portion of any charges which are due and charged to the subaccount, less

6)       any partial surrender amounts allocated to the subaccount.

Policy Loan Account: The value in the policy loan account is zero, unless you take a policy loan. On the business day a policy loan is taken, the value in the policy loan account is equal to the amount of any previous loans with accrued interest plus the amount of the requested loan.

The value in the policy loan account on each subsequent business day is equal to:

1) the value in the policy loan account on the preceding  business day; plus


2) guaranteed  interest credited;  plus

3) any amounts transferred to the policy loan account because of additional policy loans; plus

4) any due and unpaid loan interest  during  the  current  business  day;  less

5) the  amount  of any loan repayments you make during the current business day.

Fixed  Account  I : The value in Fixed  Account  I is equal to:
1) the  premiums allocated to Fixed Account I; plus
2) guaranteed interest credited;  plus
3) any excess interest  credited;  plus
4) any amounts  transferred to Fixed Account I; less
5) any amounts transferred from Fixed Account I; less
6) the portion of any charges which are due and charged to Fixed Account I; less
7) any surrender amounts and surrender charges deducted from Fixed Account I.

Interest Crediting: We credit interest daily to Fixed Account I at the minimum guaranteed interest rate shown on the policy schedule. We may credit excess interest to Fixed Account I in an amount which we will declare from time to time. Declared interest rates will be guaranteed for one Policy Year.

Minimum Values: Your policy values are at least equal to those set by law in the state where the policy was issued. Where required, we have given insurance regulators a detailed statement of how we compute values and benefits.

Basis of Computation: All values are based on the applicable (male or female, smoker or non-smoker) Commissioners 1980 Standard Ordinary Mortality Table, Age nearest Birthday.

POLICY COST FACTORS

Monthly Deduction: Each monthly date, we will make certain deductions from the cash value of your policy. The monthly deduction is for:

1.       Cost of insurance for the following month;
2.       The monthly cost of any rider attached to this policy.

The first monthly deduction will be determined as of the policy date.

The monthly deduction will be deducted on a pro-rata basis from the cash surrender value allocated to the subaccounts and any fixed accounts based on the proportion of the cash value that is attributable to each subaccount and any fixed accounts.

Monthly Cost of Insurance Rate: The monthly cost of insurance rate is a rate per $1,000 of coverage. We determine the monthly cost of insurance rate each year as of the policy anniversary. This rate will be charged for the next policy year. The monthly cost of insurance rate will not exceed the maximum guaranteed monthly cost of insurance rate shown on the Policy Schedule.

The monthly cost of insurance is determined as (1) times (2) where:
(1) is the net amount at risk which is equal to the Death Benefit divided by the monthly equivalent of the guaranteed interest rate, minus cash value before charges, all divided by 1,000; and
(2) is the monthly cost of insurance rate per $1,000 of coverage on the monthly date.

Expense Charge: We deduct an expense charge daily from each subaccount of the Variable Account. The expense charge is shown on the Policy Schedule.

Premium Charges: Premium charges are levied on premiums received as shown on the Policy Schedule

Surrender Charge: The surrender charge is levied when you make a partial or total surrender of the cash value. The surrender charge is a charge per $1,000 of coverage times the decrease in specified amount divided by 1,000 and assessed based on the amount surrendered. Subsequent surrender charges will be calculated in the same way. The surrender charge is shown on the Policy Schedule.

Transfer Processing Fee: Transfer processing fees are levied when the number of transfers among subaccounts and/or any fixed accounts exceeds the number of free transfers allowed in a policy year. The amount of the Transfer Processing Fee and the number of free transfers are shown on the Policy Schedule.

Changes in Policy Cost Factors: Changes in cost of insurance rates, credited interest rates, policy expense charges or other charges will be by class and will be based on changes in future expectations.

If required, the procedures for making such changes are on file with the insurance regulators in the state in which this policy was delivered.

Policy Charges after the Younger Insured's Attained Age 95: Policy Charges as shown on the Policy Schedule will not apply on and after the policy anniversary nearest the younger Insured's attained age 95.

SURRENDER PROVISIONS

Total Surrender: You may surrender your policy for its net cash value at any time while it is in force by written notice. We may also require return of your policy.

The date of surrender will be the date we receive your written request. The net cash value will be determined as of the end of the normal business day during which your written notice is received. All coverage will end on the date of surrender.

Partial Surrenders: A partial surrender may be made at any time after the first policy anniversary by written notice. The Free partial surrender Amount as defined below may be withdrawn free of surrender charges in any policy year. Any excess above a 10% partial surrender in any policy year will be subject to a partial surrender charge if a surrender charge would apply to a total surrender.

When you make a partial surrender, we will reduce the cash value and the specified amount by the partial surrender amount and any surrender charges. A new Policy Schedule will be issued reflecting the changes.

The minimum partial surrender amount is shown on the Policy Schedule. We may require that any partial surrender amounts be first deducted from the cash value in the subaccounts.

Partial surrenders will be allowed only if this policy continues to qualify as a contract of life insurance under IRC Section 7702. We may limit the maximum amount of all partial surrenders in each policy year to the greater of:

1) 10% of the total premium  payments;  or

2) cash value less total  premiums paid less any debt.

Free Partial Surrender Amount: The free partial surrender amount (determined as shown on the Policy Schedule) will not be subject to the surrender charge. The free partial surrender amount for any policy year after the first policy year is determined at the time of the first partial surrender in a policy year. If the free partial surrender amount for a policy year is not taken in the first partial surrender of a policy year, the free partial surrender amount available for any other partial surrender in a policy year equals (a) minus (b), where:

(a)      is the free partial surrender amount for that policy year; and
(b) is the total of prior free partial surrender amounts withdrawn the same policy year.


LOAN PROVISIONS

Maximum Loan Value: The maximum loan value is 90% of the net cash value as of the date of the loan.

Policy Loan: You may obtain a loan at any time while your policy is in force by written notice. The amount of the loan and all existing loans may not be more than the maximum loan value as of the date we process the loan. No policy loan will be less than the minimum loan amount shown on the Policy Schedule. Loans will be made upon the sole security and proper assignment of this policy to us.

Loan Interest: The loan interest rate is as stated in the Policy Schedule. Interest is charged daily and is payable at the end of each policy year or upon repayment, if earlier. Unpaid interest will be added to the existing debt as of the due date and will be charged interest at the same rate as the rest of the loan.

The Company credits a higher effective annual interest rate on: (1) amounts borrowed up to an amount equal to cash value less aggregate premium payments made to date; (2) all loans against policies in the 11th policy year or later; and (3) the amount of any outstanding policy loan transferred in a tax-free exchange. These loans are considered preferred loans.

Loan Repayment: All or part of a loan may be repaid to us at any time while this policy is in force.

Termination of Policy: If the total debt ever equals or exceeds the cash value less the surrender charge, your policy will terminate without value subject to 31 days prior notice and to the Grace Period.

Effect of a Loan: When you take a policy loan, we will transfer an amount equal to the policy loan from a subaccount or Fixed Account I to the policy loan account. We will also transfer any loan interest that becomes due and unpaid . Amounts transferred to the policy loan account will earn interest daily from the date of transfer. When you repay part or all of a loan, we will transfer an amount equal to the portion of the loan principal repaid plus any interest credited in the loan account on that portion of the principal repaid, to a subaccount or any fixed account.

Unless otherwise specified, transfers from the subaccounts to the policy loan account will be in proportion to the cash value in each subaccount as of the loan date. Loan amounts will be transferred from any fixed account only when insufficient amounts are available in the subaccounts.

Since the amount you borrow is removed from a subaccount or Fixed Account I, a loan will have a permanent effect on any death benefit and cash surrender value of this policy. The effect may be favorable or unfavorable. This is true whether you repay the loan or not. If the loan is not repaid, debt will reduce the amount of any death proceeds.


THE VARIABLE ACCOUNT

Variable Account: The Variable Account is designated on the Policy Schedule and consists of assets set aside by us, which are kept separate from our general assets and all of our other Variable Account assets. The assets of the Variable Account, equal to reserves and other liabilities of your policy and those of other owners, will not be charged with liabilities arising out of any other business we may do. The Variable Account is used to fund only the variable life insurance benefits.

The Variable Account assets are divided into subaccounts. The assets of the subaccounts are allocated to the investment options shown on the Policy Schedule.

Investments of the Variable Account: We may, from time to time, add additional investment options to those options shown on the Policy Schedule. You may be permitted to transfer cash value to the additional investment option(s).

If the shares of any of the investment options become unavailable for investment by the Variable Account, or we deem further investment in these shares inappropriate, we may limit further purchase of such shares or substitute shares of another investment option for shares already purchased under this policy. The investment policy of the Variable Account may not be changed without the approval of the Pennsylvania Insurance Commissioner. The approval process for such changes is on file with the Pennsylvania Insurance Commissioner.

Valuation of Assets: Assets of the Variable Account are valued at their fair market value in accordance with our procedures.

Change in Operation of the Variable Account: We reserve the right to modify the structure or operation of the Variable Account. In such an event, we guarantee that such modification will not affect the value of your contract and such change will be made in accordance with any regulatory requirements.

Accumulation Units: Accumulation Units shall be used to account for all amounts allocated to or surrendered from a subaccount as a result of premium payments, transfers, surrenders, or fees and charges. We will determine the number of accumulation units of a subaccount purchased or canceled. This is done by dividing the amount allocated to (or the amount surrendered from) the subaccount, by the dollar value of one accumulation unit of the subaccount as of the business day during which we received written notice.

Accumulation Unit Value: The Accumulation Unit Value for each subaccount was set at $10 when the subaccount became part of the Variable Account. Subsequent accumulation unit values for each subaccount are determined by multiplying the accumulation unit value for the immediate preceding business day by the net investment factor of the subaccount for the current business day. The accumulation unit value may increase or decrease from business day to business day.

Net Investment Factor: The net investment factor for each subaccount is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1)   is the result of:

     (a) the net asset value per share of the investment option held in the subaccount, determined at the end of the business day; plus

     (b) the per share amount of any dividend or capital gain distributions made by the investment option held in the subaccount, if the
        "ex-dividend"  date occurs as of the current business day; plus or minus

     (c) a per share charge or credit for any taxes reserved for, which we determine to have resulted from the operations of the subaccount.

2) is the net asset value per share of the investment option held in the subaccount, determined at the end of the last prior business day.

3) is a daily factor representing the expense charges (shown on the Policy Schedule) deducted from the subaccount.


FIXED ACCOUNT I

Fixed Account I is funded by the general account of the Company. The general account consists of all of our assets other than those held in any separate investment account. Fixed Account I is credited with interest as described under the Policy Value Provisions. In addition to allocating your premiums to one or more of the subaccounts described above, you may direct all or part of your premium payments into any fixed account.


TRANSFERS

Transfer Rules:  A transfer is subject to the following:

1) The maximum number of transfers without a Transfer Processing Fee is shown on the Policy Schedule;

2) We reserve the right to assess a Transfer Processing Fee as shown on the Policy Schedule if the number of transfers exceeds the maximum number of free transfers shown on the Policy Schedule. We will notify you if we deduct a Transfer Processing Fee and will deduct such fee from the amount which is transferred;

3)   You may not make a transfer until after the end of the free look period;

4)   The  minimum  amount  which  may be  transferred  is  shown  on the  Policy
     Schedule;

5) A transfer will be effected as of the end of the normal business day when we receive an acceptable transfer request;

6)   We are not liable for a transfer made in accordance with your instructions;

7) Your right to make transfers is subject to modification if we determine that the exercise of the right by one or more owners of this policy is, or would be, to the disadvantage of other owners of this policy. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other owners of this policy. A modification could be applied to transfers to or from one or more of the subaccounts and could include:

     a.       the requirement of a minimum time period between each transfer; or

     b. not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one owner; or

     c. limiting the dollar amount that may be transferred between the subaccounts at any one time;

8) During times of drastic economic or market conditions, we may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components (a redemption order with a simultaneous request for purchase of another subaccount). In such a case, the redemption order would be processed at the source subaccount's next determined accumulation unit. However, the purchase into the new subaccount would be effective at the next determined accumulation unit value for the new subaccount only after we receive proceeds from the source subaccount, or we otherwise receive cash on behalf of the source subaccount;

9) Transfers do not change the allocation instructions for future premium payments;

10) You may elect to make transfers by telephone. However, to elect this option you must first make a written request. If there are joint owners, unless we are instructed to the contrary, instructions by telephone will be accepted from either of the joint owners. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine.

Transfer Processing Fee: A number of transfers during each policy year are free as shown on the Policy Schedule. We will deduct from the amount being transferred the processing fee shown on the Policy Schedule for transfers in excess of the free amount of transfers. Each written notice of transfer is considered to be one request regardless of the number of subaccounts or any fixed account affected by the transfer.


GENERAL POLICY PROVISIONS

Entire Contract: We have issued this policy in consideration of the application and initial premium payment. A copy of the application is attached to and made a part of this policy. The policy, including the application and any attached riders or endorsements, forms our entire contract with you. All statements made by or for each Insured in the application or any supplemental application will be considered representations and not warranties. We will not use any statement made by or for each Insured to deny a claim unless the statement is in the application or supplemental application and a copy of the statement has been furnished to the claimant.

Changes: No change may be made to this policy unless it is in writing and has been signed by our Chairman, President, a Vice President or our Secretary.

Incontestability: We cannot contest the validity of this policy after it has been in force during the lifetime of each Insured for two years from the policy date; nor can we contest any increased benefit or reinstatement after it has been in force, while each Insured is alive, for two years after the effective date of such increase or reinstatement.

We cannot contest this policy, any reinstatement or any increase in benefits during the two year period after the policy date, the effective date of a reinstatement, or the effective date of an increase in benefits unless:

1) An answer in the application for the policy, reinstatement or increase in benefits was not true or complete; and

2) If we had known the truth, we would not have issued the policy as we did or increased the benefits.

Any statement made by each Insured will not be used in any contest unless a copy is furnished to the beneficiary.

Suicide: If either Insured commits suicide, while sane or insane, within two years from the policy date, our liability shall be limited to the premiums paid prior to death, less any debt and less any partial surrenders.

If either Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the specified amount, the total liability with respect to such increase shall be limited to the monthly deductions for such increase. This policy will immediately terminate on the first such death by suicide.

Error in Age or Sex: If the age or sex of either Insured has been misstated, all payments and benefits under the policy will be those which the most recent cost of insurance rates would have purchased at the correct joint equal age and sex of the Insureds.

Payment of Proceeds: Unless an optional mode of settlement is elected, all benefits will be paid in one sum to the beneficiary.

Postponement of Payments: We will pay surrender proceeds or the amount of a policy loan as soon as possible after we receive your written notice. We will pay any death proceeds when we receive due proof of death. (Due proof of death includes all information we may reasonably require.)

The payment or transfer from the Variable Account may be postponed if:

1. The New York Stock Exchange is closed, other than customary weekend or holiday closing, or trading on the exchange is restricted as determined by the Securities and Exchange Commission ("SEC"); or

2.   The SEC permits, by an order, the postponement for your protection; or

3. The SEC determines that an emergency exists that would make the disposal of securities held in the variable account or determination of their value not reasonably practicable.

Right to Defer Payments or Transfers from any Fixed Account: Except for a policy loan to pay premiums, we have the right to defer payment of any loan, surrender or transfer of any fixed account value for up to six months from the date we receive your written notice, unless the law in your state provides otherwise.

Termination: This policy will terminate on the date when the earliest of the following events occurs:
1.       you request in writing that coverage terminate; or
2.       the death of the last Insured to die occurs; or
3.       the grace period ends.

Annual Report: At least once each policy year, we will send you a report showing current cash values and any other information required by law or regulation. We will mail this report to you at your last known address.

Non-Participating: This policy will not share in our profits or surplus earnings.

Currency: Any money we pay, or that is paid to us, must be in United States currency.

Signature Guarantee: For your protection, a request for surrender, policy loan, or a change in ownership must be by written notice. We may require the signature to be guaranteed by a member firm of the New York, Boston, Midwest, Philadelphia, or Pacific Stock Exchange, or by a commercial bank (not a savings bank), which is a member of the Federal Deposit Insurance Corporation. In some cases, the Company may require additional documentation of a customary nature.


SETTLEMENT

Proceeds will be paid in a lump sum, or in any other mutually agreed upon payment option.



                 FLEXIBLE PREMIUM VARIABLE AND FIXED LAST TO DIE
              LIFE INSURANCE POLICY Premiums are Payable until the
                   Earlier of the Death of Last Insured to Die
  or until the Policy Anniversary when the Younger Insured Would Attain Age 95
                            Adjustable Death Benefit
             Death Proceeds Payable at Death of Last Insured to Die
                                Non-Participating
                   Investment Experience Reflected in Benefits


VUL-105 (8/00)